Designated Filer:	WPM, L.P.
Issuer & Ticker Symbol:	Fidelity National Information Services, Inc. (FIS)
Date of Event Requiring Statement:  November 30, 2012

Explanation of Responses

(1)
The shares of common stock, par value $0.01 (the “Common Stock”) of Fidelity National Information Services, Inc. (“FIS”) were acquired pursuant to a stock purchase right granted to WPM, L.P., a Delaware limited partnership (“WPM”), pursuant to the Stock Purchase Right Agreement (the “Stock Purchase Right Agreement”), dated as of March 31, 2009, by and among FIS, WPM and Metavante Technologies, Inc.  The Stock Purchase Right Agreement was included as Exhibit 2 to the Schedule 13D, filed by the Warburg Pincus Reporting Persons (defined below) on October 9, 2009 with the U.S. Securities and Exchange Commission.

(2)	Pursuant to the terms of the Stock Purchase Right Agreement, the 14,029 shares of Common Stock were acquired for an average price of $0.01 per share.

(3)
This Form 4 is being filed on behalf of WPM, WPM GP, LLC, a Delaware limited liability company (“WPM GP”), Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), Warburg Pincus IX LLC, a New York limited liability company (“WP IX LLC”), Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), Warburg Pincus & Co., a New York general partnership (“WP”), Warburg Pincus LLC, a New York limited liability company (“WP LLC”), and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the “Warburg Pincus Reporting Persons”).

(4)
WPM GP, the sole general partner of WPM, is a wholly-owned subsidiary of its sole member WP IX. WP IX LLC is the sole general partner of WP IX. WP Partners is the sole member of WP IX LLC. WP is the managing member of WP Partners. WP LLC manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC and may be deemed to control the other Warburg Pincus Reporting Persons. Each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of the FIS Common Stock except to the extent of any indirect pecuniary interest therein.

(5)
By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC and Messrs. Kaye and Landy may be deemed to be beneficial owners of the Common Stock of FIS held by WPM.  Pursuant to Rule 16a-1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than WPM, herein states that this Form 4 shall not be deemed an admission that it or he is the beneficial owner of any of the Common Stock or any other securities of FIS reported in this Form 4.